Exhibit 21

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

LISTING OF SUBSIDIARIES

Subsidiaries of the Company and the jurisdiction in which each company was incorporated are listed below. Unless otherwise indicated parenthetically, 100% of the voting securities of each subsidiary are owned by the Company. All companies indicated with an asterisk (*) are subsidiaries of AMVAC. All of the following subsidiaries are included in the Company’s consolidated financial statements:

AMVAC Chemical Corporation	California

GemChem, Inc.	California

2110 Davie Corporation (formerly ABSCO Distributing)	California

AMVAC Chemical UK Ltd*	England

AMVAC do Brasil Representácoes Ltda*	Brazil

Agroservicios Amvac, SA de CV*	Mexico

Amvac Mexico S. De R.L. De C.V.*	Mexico

AMVAC de Costa Rica Srl	Costa Rica

AVD International LLC*	Delaware

AMVAC CV	Netherlands

AMVAC Netherlands BV*	Netherlands

Envance Technologies, LLC*	Delaware

OHP Inc.*	California

Amvac Colombia SAS	Columbia

AgriCenter S.A	Costa Rica

Tyratech, Inc.	Delaware

American Vanguard Australia PTY Ltd	Australia
Amvac Singapore PTE Ltd	Singapore
Defensive Ind Comercio E Representacao Ltda	Brazil

Agrovant Comercio De Productos Agricolas Ltda	Brazil
Amvac Canada ULC	Canada

Amvac Hong Kong Limited	Hong Kong